EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO 763-557-2222	Parice Halbert, CFA Westwicke Partners 443-213-0500

ATS Medical Announces Record First Quarter 2009 Results

•	First quarter 2009 vs. first quarter 2008:

• Revenue increases 24% to $18.4 million

• Heart valve therapy revenue rises 24.0%

• CryoMaze cryoablation revenue grows 27.4%

• Record gross profit of 66.7% vs. 60.3%

• Year-over-year operating loss improves 85%

MINNEAPOLIS, MN, May 4, 2009 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the first quarter ended April 4, 2009.

First Quarter 2009 Results

Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 24.0% on a year-over-year basis to $13.2 million. Revenue from the Company’s ATS CryoMaze™ cryoablation products for the treatment of cardiac arrhythmias was $4.9 million, an increase of 27.4% compared to the first quarter of 2008. Total revenue growth excluding the impact of foreign currency fluctuations was 27.6%.

Gross profit margin for the first quarter of 2009 was a record of 66.7%, representing significant improvement from 60.3% in the first quarter of 2008. Year-over-year gross margin improvements were primarily the result of lower mechanical valve product costs resulting from increased production as well as growth in the Company’s higher margin U.S. business.

The operating loss for the first quarter of 2009 was $0.5 million compared with an operating loss of $3.6 million in the first quarter of 2008. The net loss for the first quarter of 2009 was $1.7 million, or $0.02 per share, compared with $2.4 million, or $0.04 per share, in the first quarter of 2008.

“We are very pleased with our solid first quarter revenue growth and margin expansion and believe today’s results demonstrate that our fundamentals remain strong across each of our product lines and geographies,” said Michael Dale, President and Chief Executive Officer. “During the first quarter we achieved milestone results by surpassing $1.0 million in revenue on a quarterly basis in both our tissue valve and repair product lines for the first time in our history. As a result ATS is a more diversified company poised to benefit from a broad based product portfolio that will enable us to leverage our infrastructure as we drive towards profitability. ”

Product Highlights

Mechanical Heart Valves

•	Mechanical valve revenue was $10.9 million in the first quarter, an increase of 11.9% over the year-ago first quarter of 2008.

•	The Company recently announced that the ATS Open Pivot® AP360™ mechanical heart valve received approval from the Japanese Ministry of Health for commercialization in Japan. The approval greatly expands the Company’s mechanical valve opportunity in Japan.

Tissue Heart Valves

•	Tissue valve revenue during the first quarter of 2009 was $1.1 million compared to $0.2 million in the first quarter of 2008. The Company began commercialization activities of its first generation tissue valve, the ATS 3f® Aortic Bioprosthesis, in the fourth quarter. U.S. revenue represented more than 50% of total tissue valve revenue in the first quarter.

•	At the upcoming American Association of Thoracic Surgeons meeting in Boston on May 10-12, the Company will showcase the ATS 3f valve with a Company-sponsored symposium for surgeons entitled “The ATS 3f Revolution.”

•	During the first quarter the Company entered into a distribution agreement with Century Medical, Inc. (“CMI”) for the ATS 3f Aortic Bioprosthesis in Japan. The Company and CMI are currently preparing a submission to the Japanese Ministry of Health.

Heart Valve Repair

•	Heart valve repair revenue in the first quarter of 2009 was $1.2 million, an increase of 76% compared to the first quarter of 2008 and a gain of 44% compared to the fourth quarter of 2008.

•	The Company plans to launch additional product offerings in the flexible and semi-rigid segments of the repair market in 2009..

Surgical Ablation

•	Cryoablation revenues of $4.9 million in the first quarter of 2009 increased 27.4% over first quarter of 2008.

•	In the first quarter the Company’s Medical Director, Dr. James L. Cox MD, conducted several training programs designed to help surgeons gain proficiency with the surgical treatment of cardiac arrythmias. The didactic and hands-on wet lab sessions were intended to facilitate immediate product utilization by the attendees. The Company is pleased with the initial results of these courses.

“We are very excited with the progress across our product portfolio. We believe that our product segments provide a compelling value proposition which positions ATS to continue market share gains in each market segment in which we participate,” commented Mr. Dale.

2009 Guidance

For the full year 2009 the Company reaffirmed its previous revenue guidance of $77 to $80 million representing a year-over-year growth rate of approximately 17 to 22%. The Company’s revenue guidance includes an unfavorable impact of approximately 2% related to foreign exchange rates. Additionally, the Company continues to expect to generate an operating profit on an annual basis and net income in the fourth quarter of 2009.

Conference Call Today

ATS management will host a conference call today, May 4, 2009, at 5:00 p.m. ET to discuss its 2009 first quarter financial results and current corporate developments. The dial-in number for the conference call is 866-700-0133 for domestic participants and 617-213-8831 for international participants with a passcode of 84428361. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 888-286-8010 for domestic participants and 617-801-6888 for international callers, using the passcode 61517420.

About ATS Medical

ATS Medical, Inc. is dedicated to “Advancing The Standards” of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® heart valve as a new mechanical heart valve standard of care. Today the Open Pivot heart valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive, sutureless procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze™ products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze™ products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics, the Enclose product line and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
	Quarter Ended
	April 4,	March 29,
	2009	2008
Net sales	$18,403	$14,845
Cost of goods sold	6,130	5,897

Gross profit	12,273	8,948

Operating expenses:
Sales and marketing	7,501	6,487
Research and development	2,044	2,206
General and administrative	2,476	3,004
Amortization of intangibles	788	891

Total operating expenses	12,809	12,588

Operating loss	(536)	(3,640)

Interest expense, net	(719)	(619)
Other income (expense)	(353)	1,918

Net loss before income taxes	(1,608)	(2,341)
Income tax expense	(63)	(70)

Net loss	($1,671)	($2,411)

Net loss per share:
Basic and diluted	($0.02)	($0.04)

Weighted average number of shares outstanding:
Basic and diluted	71,262	59,739

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	April 4,	December 31,
	2009	2008
Assets
Cash and short-term investments	$17,422	$20,895
Accounts receivable	15,095	14,532
Inventories, net	21,169	20,208
Prepaid expenses	1,796	958

Total current assets	55,482	56,593

Property and equipment, net	6,838	7,031
Intangible assets	48,343	49,131
Other assets	1,956	2,226

Total assets	$112,619	$114,981

Liabilities & shareholders’ equity
Accounts payable	$4,203	$4,054
Accrued compensation	2,593	3,537
Current maturities of bank notes payable	2,646	2,646
Payable to CryoCath Technologies Inc.	1,954	1,910
Payable to CarboMedics Inc.	4,500	4,500
Other accrued liabilities	2,747	2,257

Total current liabilities	18,643	18,904

Convertible senior notes payable	17,563	17,533
Bank notes payable	3,087	3,969

Shareholders’ equity	73,326	74,575

Total liabilities & shareholders’ equity	$112,619	$114,981

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Quarter Ended
	April 4,	March 29,
	2009	2008
Operating activities
Net loss	($1,671)	($2,411)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,254	1,496
Stock based compensation expense	484	327
Deferred income taxes	61	48
Non-cash interest expense	216	155
Change in value of warrant liability and derivative liability bifurcated from convertible senior notes	(9)	(1,535)
Changes in operating assets and liabilities	(2,705)	(576)

Net cash used in operating activities	(2,370)	(2,496)

Investing activities
Maturities of short-term investments, net of purchases	—	2,481
Purchases of furniture, machinery and equipment	(286)	(488)

Net cash provided by (used in) investing activities	(286)	1,993

Financing activities
Payments on notes payable	(882)	—
Net proceeds from issuance of common stock	96	51
Other	37	29

Net cash provided by financing activities	(749)	80

Effect of foreign exchange rate changes	(68)	161

Decrease in cash and cash equivalents	($3,473)	($262)

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Quarter Ended
	April 4,	March 29,
	2009	2008

Heart valve therapy	$13,245	$10,681
Surgical arrhythmia	4,904	3,848
Surgical tools & accessories	254	316

Total revenue	$18,403	$14,845

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